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                                   EXHIBIT 11

               SYBRON INTERNATIONAL CORPORATION AND SUBSIDIARIES

                      COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                       Three Months Ended    Six Months Ended
                                            March  31,           March 31,
                                         1997      1996       1997      1996
                                         ----      -----      ----      ----
 Primary:
  Net income                            $20,750    $10,540   $36,153   $22,262
                                      =========  =========  ========  ========

  Shares
   Weighted average Common shares ..     47,124     46,687    47,052    46,619
   Common equivalent shares ........      1,642      1,125     1,641     1,027
                                      ---------  ---------  --------  --------
                                         48,766     47,812    48,693    47,646
                                      =========  =========  ========  ========

   Primary earnings per share ......       $.43       $.22      $.74      $.47
                                           ====       ====      ====      ====




                                      EI-3